Exhibit 10.13

May 14, 2014

Howard Greenfield

10405 High Falls Circle

Alpharetta, GA 30022

Dear Howard:

We are excited about the prospect of you joining SailPoint Technologies, Inc. (“SailPoint”). Your skills and abilities will be a great addition to the team and we look forward to working with you. This letter confirms the details of SailPoint’s offer of employment the Senior Vice President of Worldwide Sales, reporting to Kevin Cunningham, with a proposed start date of June 16, 2014.

1.	Compensation. SailPoint will pay you a starting salary of $9,375.00 per semi-monthly pay period. In addition, you will have an incentive-based bonus structure for achievement of a target sales quota, with a greater payment based on achievement in excess of the target quota. If you reach 100% of your sales quota, you will receive total commission payments of $225,000 per year for on-target earnings of $450,000 per year. Your quota and your compensation will be shown in the FY2014 Sales Compensation Plan.

2.	Stock Options. Subject to approval by SailPoint’s Board of Directors, you will be granted:

(1)

Base Option. An option to purchase 133,000 shares of SailPoint Common Stock at the fair market value on the date the Board approves the option grant (the “Base Option”). Twenty-five percent (25%) of the shares subject to the Base Option will become vested on the first anniversary of your employment with SailPoint and an additional one forty-eighth (1/48th) of the shares will become vested each month thereafter, subject to your continued employment with SailPoint. In the event your service to the Company is terminated without Cause or you resign for Good Reason, conditioned upon you executing a general release and waiver of claims against the Company in the form provided by the Company, vesting of the shares subject to the Base Option will accelerate and you will be deemed to have vested in an additional number of shares under your Base Option as if you had provided an additional 12 months of service to the Company. “Cause” shall mean: (a) your gross negligence or willful misconduct in the performance of your duties; (b) your failure to perform one or more of your material duties and responsibilities to the Company, which has continued following written notice thereof from the Company describing such failure and a reasonable opportunity to cure the same (not to exceed 30 days following the written notice); (c) your commission of an act of fraud upon, or willful misconduct toward, the Company or any of its affiliates; (d) your conviction of a crime involving moral turpitude or a felony or entering a plea of guilty or nolo contendere or into a plea or settlement agreement to such crime; (e) your willful refusal without proper legal reason to perform the duties and responsibilities required of you or to otherwise fail or refuse to abide by and comply with the Company’s written policies and procedures, that remains uncorrected (or with respect to which you fail to take action to ensure that such will not continue to occur thereafter) for thirty (30) days following written notice of such failure by Company to you (provided such failure is of a type that can be remedied by you and does not involve fraud, theft or similar activities); (f) your material breach of any provision of this Agreement or your Employee Proprietary Information and Inventions Agreement, that remains uncorrected (or with respect to which you fail to take action to ensure that such will not continue to occur thereafter) for thirty (30) days following written notice of such breach by Company to you (provided such breach is of a type that can be remedied by you and does not involve fraud, theft or similar activities); (h) alcohol abuse or illegal drug use by you that is determined in the sole discretion by the Chief Executive Officer or President of the Company or other officer to whom you report to impair your ability to perform your duties and responsibilities hereunder; or (i) upon your becoming unable to substantially perform, with reasonable accommodation, your duties as a result of a physical or mental impairment as reasonably determined by a licensed physician selected or approved by SailPoint.

“Good Reason” shall be deemed to occur if: (1) (a) there is a reduction of more than twenty percent (20%) of your base compensation unless in connection with similar decreases in the base compensation of other executive officers of the Company, or (b) the company relocates your primary work location outside of the Atlanta, Georgia metropolitan area without your written consent, and (2) within the thirty (30) day period immediately following such event you notify the Company of the occurrence of the event constituting Good Reason and that you are electing to terminate your employment relationship with the Company if the Company fails to cure such event. The Company shall have a thirty (30) day period to cure such event. If the Company affects a cure within such period, you shall not be eligible to terminate for Good Reason.

(2)	2H 2014 Performance Option. An additional option to purchase an additional number of shares of SailPoint Common Stock at the fair market value on the date that the Board approves the option grant (the “2H 2014 Performance Option”). Subject to your continued employment with SailPoint through December 31, 2014, the shares subject to the 2H 2014 Performance Option will vest based on the Company’s achievement of certain global sales targets for the period between July 1 and December 31, 2014 (“2nd Half 2014”), such targets to be established by the Company in consultation with you. The vesting schedule shall be established such that 5,300 shares subject to the 2H 2014 Performance Option will vest upon the Company’s achievement of 100% of the established 2nd Half 2014 global sales targets, with a sliding scale regarding vesting for both partial and over achievement of the global sales target as established by the Company; and

(3)	1H 2015 Performance Option. An additional option to purchase an additional number of shares of SailPoint Common Stock at the fair market value on the date that the Board approves the option grant (the “1H 2015 Performance Option”). Subject to your continued employment with SailPoint through June 30, 2015, the shares subject to the 1H 2015 Performance Option will vest based on the Company’s achievement of certain global sales targets for the period between January 1 and June 30, 2015 (“1st Half 2015”), such targets to be established by the Company in consultation with you. The vesting schedule shall be established such that 5,300 shares subject to the 1H 2015 Performance Option will vest upon the Company’s achievement of 100% of the established 1st Half 2015 global sales targets, with a sliding scale regarding vesting for both partial and over achievement of the global sales target as established by the Company.

The 2nd Half 2014 Performance Option and the 1st Half 2015 Performance Option will not be subject to any time-based vesting schedule; provided, that to vest in any shares under either Performance Option, you must be employed continuously by the Company (a) for the 2nd Half 2014 Performance Option, through December 31, 2014 and (b) for the 1st Half 2015 Performance Option, through June 30, 2015.

3.	Severance. If you are terminated by the Company for any reason other than for Cause, if you have not found full-time employment with another employer, after your execution and delivery to the Company of a release in form and substance acceptable to the Company, the Company will:

(a)	continue your salary on a pay period to pay period basis until the earlier to occur of (A) the 90th day after your date of termination or (B) the date you secure full-time employment (the “Severance Period”), in each case subject to your obligation to inform the Company’s Human Resources Department that your search for replacement employment is ongoing and continuing in good faith. Such Notice shall be made on the 1st of the month commencing after your termination and monthly thereafter as applicable. Your salary continuation shall also be offset by short term and/or sporadic consulting fees earned from any other business entity or by income received for part time employment with another business entity; and

(b)	during the Severance Period, the Company shall also make COBRA premium payments on your behalf for the medical, dental and vision coverages in which you are currently enrolled during should you elect continuation coverage as made available to you by the Company. You agree to notify the Company promptly when you are covered by another plan. If you are a “highly compensated individual” (as defined in Section 105(h) of the Internal Revenue Code of 1986, as amended), the Company-paid portion of the group health and dental coverage, as determined by reference to the total COBRA premium, will be reported to the IRS as taxable income.

4.	Benefits. You will be eligible to participate in a comprehensive package of employee benefits, which includes medical, dental, vision, group life insurance and a 401(k) plan. Details of these and other benefit options will be provided to you at the New Hire Orientation session, scheduled for your first day.

5.	Work Authorization. In compliance with Federal Immigration law, this offer of employment is contingent upon your ability to provide proof of eligibility and right to work in the United States. This documentation must be provided within 3 business days of the effective date of your employment.

6.	Background Check. As a condition of accepting this offer of employment, you may be required to submit to a background screening. Unsatisfactory results from, refusal to cooperate with, or any attempt to affect the results of this check may result in termination of employment.

7.	Employment, Proprietary Information, and Invention Assignment Agreement. As a condition of accepting this offer of employment, you will be required to complete, sign and return SailPoint Employment, Proprietary Information, and Invention Assignment Agreement.

8.	General. This offer letter, the Employment, Proprietary Information and Invention Assignment Agreement and the stock option agreement covering the grant described in Section 2 above, when signed by you, set forth the terms of your employment with SailPoint. This agreement can only be amended in writing, signed by you and an officer of SailPoint.

This offer is valid for a period of three business days at which time you must have returned the signed offer and SailPoint Employment, Proprietary Information, and Invention Assignment Agreement.

Your employment with SailPoint is at will and may be terminated by you or by SailPoint at any time and for any reason, with or without cause. No statement on this letter, any SailPoint booklet, brochure, guideline, manual, policy or plan should be construed as creating an employment contract for any specific duration.

If these terms are agreeable, please indicate your acceptance by signing this letter in the space provided below and returning it to me, along with your completed and signed Employee, Proprietary Information, and Invention Assignment Agreement.

Should you have any questions regarding this offer or any other issue, please contact Abby Payne at 512.664.8596.

Howard, we look forward to welcoming you onto the SailPoint team. We are committed to building a great company. With your help, I am confident we will succeed.

Sincerely,

Kevin Cunningham

President

AGREED AND ACCEPTED:

/s/ Howard Greenfield
Howard Greenfield

5/15/2014
Date

Confirmed Start Date